Exhibit 99.5
CONSENT
     The undersigned hereby consents to being named in the Registration Statement filed by La Jolla Pharmaceutical Company (“La Jolla”) on Form S-4 as having been selected for appointment to La Jolla’s Board of Directors following completion of the merger of Jewel Merger Sub, Inc. with and into Adamis Pharmaceuticals Corporation.
December 21, 2009

/s/ Richard L. Aloi
Richard L. Aloi